Exhibit 10.16

501 Merritt 7 5th Floor
Norwalk, CT 06851

May 4, 2007

Mr. Richard R. Rakowski
145 Springhouse Road
Fairfield, CG 06905

Dear Richie:

The purpose of this letter is to confirm our agreement that you will be paid from May 1, 2007 to August 31, 2007 at a rate equivalent to an annual $295,000 consulting fee. From September 1, 2007 to December 31, 2007, the equivalent annual fee will decrease to $175,000. From January 1, 2008, the equivalent annual fee will decrease to $125,000. Payments will be made within fifteen business days following the close of each month worked or termination of this agreement.

This agreement does not include access to any company benefit programs. Either party may terminate this agreement at anytime without liability, including severance, or obligation other than salary earned but not paid at the date of termination.

We have agreed you will help the company,

  Maintain, strengthen, and expand its relationship with Sephora. This activity will be measured by Cosmedicine sales to Sephora, Sephora’s continued economic and executive team support for Cosmedicine, and the overall quality of the Company’s dealings with Sephora.
  Facilitate the rapid building of an equally strong and productive relationship between Sephora and the Company’s CEO Pat O’Crowley. This will be measured by how quickly the relationship is established and the quality of the relationship.
  Help develop and expand the Company’s and CEO Pat O’Crowley’s relationship with LVMH. This will be measured by the amount of “growth equity” LVMH invest in the company and the terms of that investment—target is as simple equity investment without other provisions—and the overall quality of the Company’s and O’Crowley’s relationships with LVMH management.
  Assist the Company by developing and maintaining high Company visibility in the medical community including ASPS, select educational institutions, practice groups, and other professional organizations as determined by the Company.
  Carrying out special projects requested by the CEO. These projects may include but are not limited to creating targeted strategic relationships for professional line distribution and further raising of the company’s image and profile in the clinical skincare community.

The Company will reimburse you for reasonable cash travel expenses that reflect both the nature of your work and the Company’s modest and severely limited cash resources.

Mr. Richard Rakowski	May 4, 2007
Consulting Agreement	Page 2 of 2

Recognizing you can create shareholder value by helping bring both J&J and LVMH “to the table,” the Company will pay a 2.5% success fee based on the actual cash provided to the Company on the closing of a sale of K360 to J&J or a straight LVMH equity investment into to the Company. You agree to reduce any success fee earned by the amount of professional fees paid, but not previously “offset” against earned success fees.

The opportunity to earn a success fee applies only to J&J’s purchases of the K360 technology and LVMH’s direct “growth capital” investment into the company. Both transactions must close and fund within six months from date of this agreement.

You agree to work closely with and under the guidance of the Company’s CEO on both transactions. You further agree that any deal worked between J&J and /or LVMH must be acceptable to the company’s CEO, its board of directors, and to Laurus.

By signing below you acknowledge and accept the above and conditions.

Sincerely yours,

/s/ James F. O’Crowley

James F. O’Crowley
President and Chief Executive Officer

Acknowledged and Accepted:	/s/ Richard Rakowski	5/8/07
	Richard Rakowski	Date